EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
SEPTEMBER 10, 2010		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
COMPLETES PURCHASE OF FOUR BRANCHES OF INTEGRA BANK

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), a $1.1 billion bank holding company with eight bank subsidiaries, announced today that Citizens Deposit Bank and Trust (“Citizens”), a wholly-owned subsidiary of Premier, has completed the purchase of four branches of Integra Bank National Association (“Integra”) located in Maysville and Mt. Olivet, Kentucky and Ripley and Aberdeen, Ohio.

Citizens will assume approximately $73.4 million of deposit liabilities related to the four branches and acquire $17.8 million of branch related loans, as well as $34.0 million of additional commercial real estate and $10.0 million of other commercial loans selected by Citizens originated from other Integra offices.  The Kentucky branches include approximately $45.3 million of deposits, while the Ohio branches include approximately $28.1 million of deposits.  Citizens paid a 3.38% deposit premium for the deposit liabilities it assumed and acquired the commercial and commercial real estate loans included in the branch sale transaction at par value.  The four banking offices were also acquired at their book values.

Premier President and CEO Robert W. Walker commented, “We are pleased to add these locations and customers to our Citizens Deposit Bank franchise and fill-in our footprint along the Ohio River.  We believe these locations will help expand the bank’s presence in the communities we serve and give the bank more top of mind awareness with the citizens of those communities when it comes to their banking needs.”

Mike Mineer, President and Chief Executive Officer of Citizens Deposit Bank stated, “We welcome the customers, employees and friends of the former Integra locations with open arms.  And while we know we will have to earn their business, I believe they will find the service and staff of Citizens Deposit Bank capable of exceeding their expectations.  As always, we invite our customers to call or stop in and see us with any questions they may have.  Our goal is to be their financial cornerstone, now and into the future.

“Also, on behalf of all the employees of Citizen Deposit Bank, I want to extend my sincere thanks to staff and leadership of Integra Bank.  They have been excellent to work with during the transition.  It is clear they have a commitment to exceptional customer service and we wish them success in their future endeavors.”

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.